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                                                                     EXHIBIT 8.1
              [Letterhead of Shereff, Friedman, Hoffman & Goodman]

                                                September 20, 1994


Board of Directors
Waxman Industries, Inc.
24460 Aurora Road
Bedford Heights, Ohio  44146

Gentlemen:

   We have acted as counsel for Waxman Industries, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4, pursuant to the Securities Act of 1933 (the "Registration Statement"), with respect to $92,800,000 aggregate principal amount at maturity of the Company's Series B 12 3/4% Senior Secured Deferred Coupon Notes due June 1, 2004 (the "Notes"). This opinion is an exhibit to the Registration Statement.

   You have requested our opinion with respect to certain tax disclosure in connection with the Company's filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter, including, without limitation, the Indenture, the Registration Statement, the related prospectus which forms a part of the Registration Statement (the "Prospectus"), the Company's Offer to Exchange and Consent Solicitation dated April 21, 1994, as supplemented on May 6, 1994 and May 13, 1994 and the Company's Certificate of Incorporation and By-laws.

   We note that we are members of the Bar of the State of New York and are not members of the Bar of, or authorized to practice law in, any other jurisdiction. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. To the extent that any opinion expressed herein involves the law of the State of Delaware, such opinion should be understood to be based solely upon our review of the published statutes of such state and, where applicable, published cases of the courts and rules or regulations of regulatory bodies of such state.
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   We have reviewed the relevant federal and state statutes and regulations and judicial and administrative opinions, and, subject to the limitations set forth above, we are of the opinion that the discussion in the Prospectus under the heading "Certain Federal Income Tax Consequences" sets forth the material federal income tax consequences expected to result from the acquisition, ownership and disposition of the Notes by individuals and corporations, other than those individuals and corporations excepted in the discussion.

   The opinion set forth herein is expressed as of the date hereof. We disclaim any undertaking to advise you of any changes which may hereafter be brought to our attention. Except as otherwise required by law, this letter is not to be referred to, used or quoted (with or without specific reference to our firm) in any documents, reports, or financial statements or otherwise, without our prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to this firm in the Prospectus.

                                                Very truly yours,



                                           SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN

                                        /s/SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN



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